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                           INDEMNIFICATION AGREEMENT

     This indemnity is made part of an agreement dated June 13, 1997 (the 'Agreement'), by and between Duff & Phelps, LLC and First of Michigan Capital Corporation (the 'Company') for financial valuation services to be rendered by Duff & Phelps, LLC in connection with the Tender Offer described in the Agreement.

     A. Indemnification. To the fullest extent lawful, the Company will promptly, upon demand, indemnify and hold harmless Duff & Phelps, LLC and their affiliates (collectively, 'D&P'), and each director, officer, employee, agent, shareholder and controlling person of D&P (any or all of the foregoing hereinafter referred to as an 'Indemnified Person'), from and against all losses, claims, damages, expenses, costs and liabilities (joint or several), including amounts paid in reasonable settlement (collectively, 'Losses'), resulting directly or indirectly from any threatened or pending investigation, action, claim, proceeding or dispute, including securityholder actions (collectively, a 'Claim'), which (1) are related to or arise out of any oral or written information provided D&P by the Company or any omission by the Company, or (2) are otherwise related to or arise out of D&P's engagement role, activities or performance of professional services on the Company's behalf. The Company will not be responsible, however, for any Losses pursuant to clause (2) of the preceding sentence which are judicially determined to have resulted primarily and directly from the bad faith or negligence of the party seeking indemnification hereunder; but pending any such judicial determination, the indemnification and reimbursement obligations of the Company hereunder shall continue to apply. The Company also agrees that neither D&P nor any Indemnified Person shall have any liability to the Company, its owners, parents, creditors or securityholders for or in connection with its engagement, except for such liability for Losses incurred by the Company which are judicially determined to have resulted primarily and directly from D&P's bad faith or negligence. For purposes of the foregoing, 'negligence' shall mean acts or failures to act that represent a material departure from ordinary standards of care, and 'judicially determined' shall mean determined by a court of competent jurisdiction in a final non-appealable judgment on the merits.

     B. Reimbursement of Expenses; Notice of Proceedings. The Company will reimburse D&P and any Indemnified Person hereunder for all reasonable expenses, including fees and disbursements of counsel and accountants incurred, and compensation for D&P professional time spent, in connection with investigating, preparing or defending any Claim for which indemnification may be sought hereunder and in connection with enforcing this agreement, in each case, as they are incurred by D&P or such other Indemnified Person, whether or not D&P or any other Indemnified Person is a potential or actual named party or witness or suffers any actual Losses. D&P will notify the Company if it learns that any investigation, lawsuit, administrative proceeding or self-regulatory organization proceeding has been instituted based, directly or indirectly, on the transactions which were the subject of D&P's engagement under the Agreement, although failure to do so will not relieve the Company from any obligation or liability it has hereunder or otherwise, except to the extent such failure causes the Company to forfeit substantial rights and defenses.

     C. Contribution. If any indemnification sought by an Indemnified Person pursuant to the terms hereof is held by a court to be unavailable for any reason, then the Company and D&P will contribute to the Losses for which such indemnification is held unavailable in



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such proportion as is appropriate to reflect not only the relative benefits received (or anticipated) from the proposed transaction by the Company on the one hand and the Indemnified Person on the other, but also the relative fault of the Company and the Indemnified Person, as well as any other relevant equitable considerations, subject to the limitation that the contribution by D&P will not exceed the amount of fees actually received by D&P pursuant to D&P's engagement.

     D. Settlement of Claims. The Company will not, without the prior written consent of D&P, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim or Proceeding in respect of which indemnification may be sought hereunder (whether or not D&P or any Indemnified Person is an actual or potential party to such Claim or Proceeding) unless such settlement, compromise or consent includes provisions holding harmless and unconditionally releasing D&P and each other Indemnified Person hereunder from all liability related to or arising out of such Claim or Proceeding, including claims for contribution.

     E. Miscellaneous. The obligations of D&P are solely corporate obligations. No director, officer, employee, agent, shareholder or controlling person of D&P shall be subjected to any liability to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement. The Company's indemnity, reimbursement and contribution obligations provided for herein shall:
(1) be in addition to any liability that the Company otherwise may have to D&P and any rights that D&P or any Indemnified Person may have at common law or otherwise; (2) survive the completion or termination of professional services rendered by D&P under the Agreement; (3) apply to any activities prior to this date and any amendment, modification or future addition to D&P's engagement; and
(4) inure to the benefit of the heirs, personal representatives, successors, and assigns of D&P and each other Indemnified Person.

     The Company hereby consents to personal jurisdiction and service and venue in any court in which any Claim and Proceeding which is subject to the terms provided for herein is brought against D&P or any other Indemnified Person. The parties waive any right to trial by jury with respect to any claim or proceeding related to or arising out of D&P's engagement, any transaction or conduct in connection therewith or this agreement.

Dated:      6/18/97                   Duff & Phelps, LLC
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                                      By:   /s/ Lee Bloom
                                           --------------------------------

                                      Its: Managing Director
                                           --------------------------------

Dated:      6/18/97                   First of Michigan Capital Corporation
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                                      By:   /s/ Edward Soule
                                           --------------------------------

                                      Its: Chairman
                                           --------------------------------

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